UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/15/2010

DAYSTAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34052

DE	84-1390053
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2972 Stender Way
Santa Clara CA 95054
(Address of principal executive offices, including zip code)

408 582-7100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2010, Magnus Ryde, age 54, was appointed Chief Executive Officer of DayStar Technologies, Inc. (the "Company"). He also joined the Board of Directors of the Company. Mr. Ryde formerly served as President of TSMC-USA, Taiwan Semiconductor Manufacturing Company's (NYSE: TSM) United States' operations. He also held numerous senior executive positions during his 18 year tenure at KLA-Tencor, the world's leading supplier of process control and yield management solutions for the semiconductor and related industries, including Vice President of Worldwide Field Operations, manufacturing manager, product marketing manager, KLA Europe Director, and VP of Corporate Sales. He is a graduate of Linkoping University of Sweden and received his Industrial Engineering MS degree from Stanford University.

Upon joining the Company, Mr. Ryde entered into an employment agreement (the "Employment Agreement") with the Company. Mr. Ryde's Employment Agreement is for a period of three years, but such term is automatically renewed for additional one (1) year periods unless Mr. Ryde or the Company determines to terminate the Employment Agreement. The Employment Agreement provides that Mr. Ryde will be paid a base salary at an annual rate of $300,000 and will be eligible to participate in the Company's employee benefit programs. The Company has the option of deferring up to one-half of Mr. Ryde's base salary in 2010 until the earlier to occur of (i) the consummation of a capital raising transaction and (ii) December 31, 2010.

The Employment Agreement provides that in the event that Mr. Ryde's employment is terminated by the Company at any time without Cause (as defined in the Employment Agreement) or Mr. Ryde quits for Good Reason (as defined in the Employment Agreement), the Company is required to pay Mr. Ryde his then current base salary over the twelve month period following the effectiveness of such termination. The Company is also obligated to continue to maintain health and dental benefits for Mr. Ryde for the twelve months thereafter as well. Mr. Ryde has agreed to maintain the confidentiality of the Company's confidential information and not to solicit any person to terminate his or her employment with the Company while his Employment Agreement is in effect and for a period of one year thereafter.

The Employment Agreement provides that in the event that Mr. Ryde's employment is terminated on or after a Change of Control (as defined in the Employment Agreement) and prior to the date that is thirty (30) days immediately following the first anniversary of the Change of Control, either by Mr. Ryde or by the Company, other than a termination by the Company for Cause and other than a termination due to a timely notice of non-renewal, death or disability, the Company is required to pay Mr. Ryde 250% of the aggregate of (i) Mr. Ryde's base salary for the year in which the termination occurs and (ii) the target amount of any incentive payment to Mr. Ryde for the year in which the termination occurs. In addition, the Company will continue to maintain health and dental benefits for Mr. Ryde for the eighteen months after the date of termination, and all unvested compensatory equity awards shall become vested immediately prior to the effectiveness of the termination.

The Compensation Committee of the Company's Board of Directors and the full Board of Directors also approved the issuance of an inducement option (the "Stock Option") to purchase up to 5,000,000 shares of the Company's common stock to Mr. Ryde. The exercise price of this Stock Option is equal to the fair market value of the Company's common stock on the date of grant, February 16, 2010. Options to purchase 1,500,000 shares are vested immediately upon grant, options to purchase an additional 2,000,000 shares of common stock will vest if the Company consummates a capital raise of at least $20 million and options to purchase an additional 1,500,000 shares of common stock will vest on December 31, 2010. These options must be vested prior to exercise, and expire after a term of ten years from the date of grant. These options were granted as an inducement material to Mr. Ryde's employment in accordance NASDAQ listing Rule 5635(c)(4).

This description of the Employment Agreement and the Stock Option are fully qualified by reference to the Employment Agreement and Stock Option, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Concurrently with Mr. Ryde joining the Company, Mr. William S. Steckel resigned as the Company's Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Mr. Steckel remains a director of the Company.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

        Exhibit No.        Description

        10.1                Employment Agreement
        10.2                Option Agreement
       17.1             William Steckel Resignation Letter
        99.1                Press Release, "DayStar Technologies Appoints Magnus Ryde Chief Executive Officer," dated February 16, 2010
        99.2                Press Release, "DayStar Technologies Reports Inducement Grant to CEO Magnus Ryde Under Nasdaq Marketplace Rule 5635," dated February 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: February 17, 2010	By:	/s/ Patrick J Forkin
Patrick J Forkin
Sr. VP Corporate Development

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Employment Agreement
EX-10.2	Option Agreement
EX-17.1	William Steckel Resignation Letter
EX-99.1	Press Release, "DayStar Technologies Appoints Magnus Ryde Chief Executive Officer," dated February 16, 2010
EX-99.2	Press Release, "DayStar Technologies Reports Inducement Grant to CEO Magnus Ryde Under Nasdaq Marketplace Rule 5635," dated February 17, 2010